Wachovia Corporation
301 South College Street
Charlotte, NC 28288-5578

WACHOVIA ASSET SECURITIZATION, INC. 2003-HE2 TRUST
OFFICER'S CERTIFICATE OF THE SERVICER

Wachovia Asset Securitization, Inc
Financial Guaranty Insurance Co.
One Wachovia Center Attn: Research & Risk Management
Attention: General Counsel 125 Park Avenue
Charlotte, NC 28288 New York, NY 10017

Wachovia Asset Securitization, Inc. 2003-HE2 Trust
U.S. Bank. National Association
c/o Wilmington Trust Company 60 Livingston Avenue, EP-MN-WS3D
Rodney Square North St. Paul, MN 55107-2292
1100 North Market Street
Wilmington, Delaware 19890-0001
Wachovia Bank, National Association
Structured Finance Trust Services
401 South Tryon Street
Charlotte, NC 28202

Pursuant to 3.12 of the Servicing Agreement dated as of July 2, 2003, among Wachovia Bank,
National Association, as Servicer, Wachovia Asset Securitization, Inc. 2003-HE2 Trust, as Issuer,
and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from January 1, 2006 through December 31, 2006, and of its performance under any servicing agreements to which it is a party, including this Agreement, has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has
fulfilled all of its material obligations in all material respects throughout such year.

Dated: March 26, 2007
WACHOVIA BANK, NATIONAL ASSOCIATION
As Servicer,

/s/ April Hughey
April Hughey
Vice President